Exhibit 99.1

500 Expressway Drive South, Brentwood, NY 11717
Phone: 631.231.4600
www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS

FOURTH QUARTER AND FISCAL 2009 RESULTS

Company Achieves 14th Consecutive Year of Record Revenue

Notes Improving Business Trends

BRENTWOOD, NY, June 4, 2009 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported fourth quarter and fiscal 2009 results, with Chief Executive Officer and President Paul D. Meringolo citing improving business trends that he expects to continue in fiscal 2010.

Net sales for the three months ended March 31, 2009 totaled $72,856,000 an increase of $757,000 or 1%, over the $72,099,000 in net sales reported for the three months ended March 31, 2008. Net income for the three months ended March 31, 2009 was $1,772,000 or $.11 per basic and diluted share versus $2,797,000 or $.18 per basic share ($.17 per diluted share), reported for the comparable three months of fiscal 2008.

Medical Action reported a 44% sequential increase in gross profit between the third and fourth quarters of fiscal 2009, with gross margin rising from 14.0% to 19.9% between the two periods.

“These and other improving business trends demonstrate that Medical Action has made significant progress in managing its near-term business challenges and, with a continued focus on improvement, is poised to take advantage of growth opportunities in fiscal 2010,” Meringolo said. “We have managed through a volatile period of fluctuating commodity prices as well as the pricing of foreign sourced products. We have hedged against near term resin price volatility by taking inventory positions in our high volume resins. We have begun to benefit from better pricing of Chinese-made products and we continue to monitor both exchange rates and commodity prices. We remain focused on further increasing the efficiency of our Gallaway, Tennessee manufacturing facility after making significant equipment upgrades during the year and appointing a new plant general manager in April.

Net sales for the twelve months ended March 31, 2009 reached a record $296,070,000 an increase of $5,542,000 or 1.9%, over the $290,528,000 in net sales reported for the twelve months ended March 31, 2008. This was Medical Action’s 14th consecutive year of record revenue. Net income for the period was $4,955,000 or $.31 per basic and diluted share, versus $13,225,000 or $.83 per basic share ($.81 per diluted share), reported for the comparable twelve months in fiscal 2008.

“While we are pleased with our record revenue,” Meringolo said, “there’s no question we have come off a challenging year that adversely affected our profitability. Our three primary business challenges — higher resin costs due to record oil prices, increased costs for Chinese-made products and inefficiencies in the Tennessee plant – cost a combined $16,194,000 in fiscal 2009.”

Meringolo further noted, “Our fiscal 2009 initiatives included the appointments of veteran, senior-level executives directing sales, sales operations, and training & development”. The realignment of sales territories and the reorganization and re-training of sales teams should drive enhanced productivity and accountability.

The Company also announced that the US Food and Drug Administration, FDA, completed a re-inspection of Medical Action’s Arden NC facility and it was found to be in compliance with the FDA Quality Systems Regulations with no adverse findings noted.

Accordingly, the FDA has lifted a warning letter issued in January 2008.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on June 4, 2009. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #96833546. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on June 4, 2009.

Medical Action is a diversified manufacturer and distributor of disposable medical devices and a leader in many of the markets where it competes. Its products are marketed primarily to acute care facilities in domestic and certain international markets. The Company has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers, long-term care facilities and laboratories. Medical Action’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. The Company has preferred vendor agreements with national and regional distributors, as well as sole and multi-source agreements with group purchasing organizations. Medical Action’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Twelve Months Ended
	3/31/09	3/31/08	3/31/09	3/31/08
	(Unaudited)
Statements of Operations:
Net sales	$72,856	$72,099	$296,070	$290,528
Cost of sales	58,326	57,934	245,135	226,076

Gross profit	14,530	14,165	50,935	64,452

Selling, general and administrative expenses	10,891	8,972	40,161	39,672
Interest expense, net	620	615	2,678	3,328

Income before income taxes	3,019	4,578	8,096	21,452
Income tax expense	1,247	1,781	3,141	8,227

Net income	$1,772	$2,797	$4,955	$13,225

Net income per share basic:	$0.11	$0.18	$0.31	$0.83
Net income per share diluted:	$0.11	$0.17	$0.31	$0.81

Balance Sheets as of March 31, 2009 and

March 31, 2008 (dollars in thousands)

	March 31, 2009	March 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,459	$2,104
Accounts receivable, net	21,459	24,039
Inventories, net	43,221	33,493
Prepaid expenses and other current assets	6,404	4,618

Total Current Assets	74,543	64,254

Property and equipment, net	40,313	33,681
Goodwill	80,699	80,699
Other intangible assets, net	15,886	17,424
Other assets	3,725	2,978

Total Assets	$215,166	$199,036

Liabilities and Shareholders’ Equity
Accounts payable	$8,190	$14,112
Accrued expenses, payroll, payroll taxes and income taxes	10,643	11,519
Deferred income taxes	14,282	9,720
Total debt	60,046	47,906
Shareholders’ equity	122,005	115,779

Total Liabilities and Shareholders’ Equity	$215,166	$199,036

Key Financial Statistics
Current ratio	2.9	1.6
Debt to equity ratio	.49	.41
Book value per share	$7.61	$7.23

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